Exhibit 4.1


Portions of this Exhibit have been omitted pursuant to a Request for Confidential Treatment


THE SYMBOL "[**]" IS USED TO INDICATE WHERE A PORTION OF THIS EXHIBIT HAS BEEN OMITTED. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. A COMPLETE COPY OF THIS EXHIBIT, CONTAINING ALL OF THE OMITTED PORTIONS, HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TOGETHER WITH THE REQUEST FOR CONFIDENTIAL TREATMENT.



                          SECURITIES PURCHASE AGREEMENT


         SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of January 16, 2001, among Generex Biotechnology Corporation, a Delaware corporation (the "Company"), Elan International Services, Ltd., a Bermuda exempted limited liability company (and its affiliates, "EIS"), and a wholly owned subsidiary of Elan Corporation, plc, an Irish public limited company ("Elan").

                                R E C I T A L S:

         A. The Company desires to issue and sell to EIS, and EIS desires to purchase from the Company, on the date hereof, (i) 1,000 shares of a newly-created series of the Company's preferred stock, par value U.S.$.001 per share, captioned "Series A Preferred Stock" (the "Series A Preferred Stock"),
(ii) 344,116 shares of the Company's common stock, par value U.S.$.001 per share (the "Company Common Stock") and (iii) a warrant to purchase up to 75,000 shares of Company Common Stock, as provided therein, in the form attached hereto as Exhibit A (as amended at any time, the "Warrant"). The Series A Preferred Stock and the Company Common Stock collectively are referred to herein as the "Shares". The Shares and the Warrant collectively are referred to herein as the "Securities". The rights, preferences and privileges of the Series A Preferred Stock are as set forth in the Company's Certificate of Designations, Preferences and Rights, the form of which is attached hereto as Exhibit B (the "Certificate of Designations").

         B. The Company and EIS have formed Generex (Bermuda), Ltd., an exempted limited liability company incorporated under the laws of Bermuda ("Newco"), and pursuant to the terms of a Subscription, Joint Development and Operating Agreement, dated as of the date hereof (as amended at any time, the "JDOA"), simultaneously with the transactions contemplated by this Agreement, (i) the Company shall acquire 100% voting common shares of Newco, par value U.S.$1.00 per share (the "Newco Common Shares"), representing 100% of the issued and outstanding Newco Common Shares for $7.5 million, and 60.2% non-voting convertible preference shares of Newco, par value of U.S.$1.00 per share (the "Newco Preferred Shares"; together with the Newco Common Shares, the "Newco Shares"), representing 30.1% of the outstanding Shares for $4.515 million and
(ii) EIS shall acquire 39.8% of the Preferred Shares, representing 19.9% of the outstanding Shares, on an as converted basis, for $2.985 million. Additionally, as of the date hereof, Newco has entered into license agreements with (i) Elan (the "Elan License Agreement") and (ii) the Company (such agreement, as amended at any time, the "Company License Agreement"; together with the Elan License Agreement, the "License Agreements"). Further, Elan and Company shall enter into a development agreement (the "Development Agreement").

         C. The Company and EIS are executing and delivering on the date hereof a Registration Rights Agreement in the form attached hereto as Exhibit C (as amended at any time, the "Company Registration Rights Agreement") in respect of
(i) the Company Common Stock issued and purchased hereunder, the Company Common Stock issued or issuable upon conversion of the Series A Preferred Stock or exercise of all or any portion of the Warrant and (ii) any other Company Common Stock owned by EIS or any of its affiliates or their respective permitted transferees. The Company, EIS and Newco are also executing and delivering on the date hereof a Registration Rights Agreement in the form attached hereto as Exhibit D(as amended at any time, the "Newco Registration Rights Agreement"). This Agreement, the Certificate of Designations, the Warrant, the JDOA, the Company Registration Rights Agreement, the Newco Registration Rights Agreement, the License Agreements and each other document or instrument executed and delivered in connection with the transactions contemplated hereby and by the JDOA collectively are referred to herein as the "Transaction Documents".

                               A G R E E M E N T:


         In consideration of the foregoing premises and the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         SECTION 1. Closing.

         (a) Time and Place. The closing of the Initial Purchase (as defined below) (the "Initial Closing") shall occur on the date hereof (the "Initial Closing Date"). The funding of any purchase due under the Put Event (as defined below) (each, a "Subsequent Closing") shall occur on such dates as set forth in
Section 1(d) (each, a "Subsequent Closing Date"). The Initial Closing and each Subsequent Closing individually are referred to herein as a "Closing", and the Initial Closing Date and each Subsequent Closing Date individually are referred to herein as a "Closing Date". The Closing shall be held at the offices of Cahill, Gordon & Reindel, 80 Pine Street, New York, New York 10005 (by means of facsimile or overnight mail).

         (b) Sale and Purchase. At the Initial Closing, subject to the terms and conditions hereof, the Company shall issue and sell to EIS, and EIS shall purchase from the Company, (i) 1,000 shares of Series A Preferred Stock, (ii) 344,116 shares of Company Common Stock and (iii) the Warrant (the "Initial Purchase").

         (c) Purchase Price. The aggregate purchase price for the Initial Purchase shall be .S.$17.015 million (the "Initial Purchase Price").

         (d) Initial Closing Delivery. (i) On the Closing Date, subject to the terms and conditions hereof: (a) EIS shall pay the Initial Purchase Price by wire transfer of U.S.$17.015 million to an account designated in writing by the Company ; (b) the parties hereto shall execute and deliver to each other, as applicable, (A) certificates representing 1,000 shares of Series A Preferred Stock and 344,116 shares of Common Stock, (B) the Warrant, (C) the Company Registration Rights Agreement, (D) the Newco Registration Rights Agreement, (E) the JDOA, (F) the Certificate of Designations as filed with the Secretary of State of the State of Delaware, (G) the License Agreements, (H) a customary secretary's certificate from the secretary of the Company, including a certificates as to the incumbency of the officers of the Company executing any of the Transaction Documents, (I) certificates as to the incumbency of the officers of EIS and EPIL executing any of the Transaction Documents and (J) any other documents or instruments reasonably requested by a party hereto; and (c) the Company shall cause to be delivered to EIS an opinion of counsel in the form attached hereto as Exhibit E.

         (ii) It is estimated that Newco will require additional funds to commence development of Newco's products. Upon approval by the United States Food and Drug Administration of an investigational new drug application (an "IND") filed by Newco, and the dosing of the first human patient of such product (the "Put Event"), the Company shall have the right, exercisable for 30 days, to require EIS to purchase shares of Company Common Stock for an aggregate amount of $1.0 million payable in cash at a price per share equal to a 30% premium over the average closing price for the sixty day period immediately preceding the Put Event, provided, that the closing of such purchase shall be subject to the satisfaction of any applicable regulatory approvals. The Subsequent Closing shall occur the third business day after the Company notifies Elan of its intent to exercise this right, subject to the satisfaction of all regulatory approvals. EIS shall receive the same anti-dilution protection that is provided with respect to the shares of Generex Common Stock purchased on the Initial Closing Date. Notwithstanding the foregoing, the preceding anti-dilution provisions relating to any shares purchased pursuant to the Put Event shall terminate upon the earlier of (i) 60 days following the registration of the shares of Company Common Stock purchased by EIS pursuant to the Put Event and (ii) the fourteen month anniversary of the Put Event.

         (e) Development Funding. It is estimated that Newco will require additional funds to commence research development of Newco's products. Within the period commencing on the Initial Closing Date and ending on the three (3) year anniversary of the Initial Closing Date, (the "Development Period"), EIS and the Company may provide to Newco up to an aggregate maximum amount of U.S.$6.0 million, such funding to be provided by EIS and the Company in accordance with the parties then-current respective ownership on a fully-diluted basis, in Newco (the "Development Funding"). The provisions with respect to the Development Funding are subject to the more specific provisions contained in Sections 6.3 and 6.4 of the JDOA.

         (f) Exemption from Registration. The Securities and any underlying shares of Company Common Stock will be issued under an exemption or exemptions from registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the certificates evidencing the Series A Preferred Stock, the Company Common Stock, the Warrant, and any shares of the Company Common Stock or other securities issuable upon the exercise, conversion or exchange of any of the Securities shall, upon issuance, contain a legend, substantially in the form as follows:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND NO INTEREST THEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE ISSUER OF THESE SECURITIES RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS.

         THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS
         CERTIFICATE IS ALSO SUBJECT TO THE RESTRICTIONS CONTAINED IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED AS OF
         JANUARY 16, 2001, BY AND AMONG GENEREX BIOTECHNOLOGY
         CORPORATION AND ELAN INTERNATIONAL SERVICES, LTD.

         SECTION 2. Representations and Warranties of the Company. The Company hereby represents and warrants to EIS, as of the Closing Date, as follows:

                  (a) Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to consummate the transactions contemplated hereby. The Company is duly qualified as a foreign corporation and in good standing to do business in each jurisdiction in which the nature of the business conducted or the property owned by it requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise), or prospects of the Company (a "Company Material Adverse Effect").

                  (b) Capitalization. (i) Immediately following the Initial Closing, the capitalization of the Company will be as follows: (a) 50,000,000 shares of Common Stock, of which 19,178,186 shares have been issued and are outstanding, (b) 1,000,000 shares of preferred stock, of which (x) 1,512 have been designated shares of Series A Preferred Stock, of which 1,000 shares have been issued and are outstanding, and
         (y) 1,000 shares have been designated Special Voting Rights Preferred Stock of which 1,000 are issued and outstanding.. All authorized and issued shares of Common Stock are fully paid and non-assessable.

                           (ii) As of the Initial Closing Date, the Company has
                  reserved a sufficient number of shares of Company Common Stock for issuance upon conversion of the Series A Preferred Stock, exercise of the Warrant and a sufficient number of shares of Series A Preferred Stock for issuance as dividends on the Series A Preferred Stock.

                          (iii) There are no preemptive rights, voting
                  agreements, rights of first offer or refusal, options, warrants or other conversion privileges or rights presently outstanding to purchase, subscribe for or otherwise acquire, or any securities convertible into or exercisable for or into, any of the Company's capital stock (collectively, "Preemptive Rights"), except as described on Schedule 2(b). There are no agreements to register any of the Company's outstanding securities under U.S. federal securities laws, other than the Company Registration Rights Agreement and except as described on Schedule 2(b).

                           (iv) All of the outstanding shares of capital stock
                  of the Company have been issued in accordance with applicable state and federal laws and regulations (or exemptions therefrom) governing the sale and purchase of securities, all of such shares have been duly and validly issued and are fully paid and non-assessable. The Shares, when issued against payment therefor in accordance with this Agreement or, in the case of the Series A Preferred Stock, as dividends in respect of previously issued shares of Series A Preferred Stock, will be duly and validly issued, fully paid and non-assessable, and the Warrant (including additional amounts issued as accrued interest), when issued against payment therefor in accordance with this Agreement, will be duly and validly issued, and in each case will not be issued in violation of any Preemptive Rights. The shares of Company Common Stock issuable upon conversion or exercise of the Series A Preferred Stock and the Warrant (the "Underlying Shares"), when issued upon conversion or exercise in accordance with the terms thereof, will be duly and validly issued, fully paid and non-assessable, and will not be issued in violation of any Preemptive Rights.

                  (c) Authorization of Transaction Documents. The Company has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party (including the issuance and sale of the Securities and the Underlying Shares) have been duly authorized by all requisite corporate action by the Company and, when executed and delivered by the Company, this Agreement and each of the other Transaction Documents to which it is a party will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

                  (d) No Violations. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party (including the issuance and sale of the Securities) and the compliance with the provisions hereof and thereof by the Company do not violate, conflict with or constitute or result in a breach of or default under (or an event which with notice or passage of time or both would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance (as defined below) upon any properties or assets of the Company under (i) the Certificate of Incorporation or bylaws of the Company, (ii) applicable law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to the Company or any of its properties or assets or (iii) to the Company's knowledge, any contract or agreement affecting the Company, except, in each case, where such violation, conflict, breach, default, termination, cancellation, acceleration or Encumbrance would not, individually or in the aggregate, have a Company Material Adverse Effect. As used herein, the term "Encumbrance" shall mean any lien, charge, encumbrance, claim, option, proxy, pledge, security interest, or other similar right of any nature other than statutory liens securing payments not yet due and payable or due but not yet delinquent.

                  (e) Approvals. Except as set forth on Schedule 2(e) and for consent which may be required under the Mergers and Takeovers (Control) Acts 1978-1996 (Ireland), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other similar law and regulation, no permit, authorization, consent, approval, or order of or by, or any notification of or filing with, any person or entity (governmental or otherwise) is required in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents (including the issuance and sale of the Securities) by the Company, except for filings on Form D with the Securities and Exchange Commission ("SEC") and except for such permits, authorizations, consents, approvals, orders, notifications or filings which, if not obtained or made, would not have a Company Material Adverse Effect.

                  (f) Financial Statements. The Company has provided access to
         (i) the balance sheet of the Company in the Form 10-K for the fiscal year ending July 31, 2000 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended, together with the reports thereon of Withom Smith Brown (the "Audited Financial Statements") and (ii) the unaudited balance sheet of the Company in the Form 10-Q for the period ended October 31, 2000 and the related statements of operations and cash flows for the period then ended (the "Unaudited Financial Statements"; collectively with the Audited Financial Statements, the "Financial Statements"). The Financial Statements fairly present, in all material respects, the financial position of the Company and the results of its operations and its cash flows at such dates and for the periods indicated and were prepared in conformity in all material respects with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be otherwise indicated therein), subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments (which shall not be material in the aggregate) and the absence of footnote disclosures. As of the Closing Date, the Company has not incurred and is not liable for any material liabilities or obligations except as set forth on the face of the balance sheet contained in the Unaudited Financial Statements or the footnotes to the Audited Financial Statements or otherwise disclosed in the Company's SEC filings.

                  (g) Taxes. The Company has filed in a timely manner any federal, state, local and foreign tax returns, reports and filings (collectively, "Returns"), including income, franchise, property and other taxes, and has paid or accrued the appropriate amounts reflected on such Returns heretofore required to be filed. Except as set forth on
         Schedule 2(g), none of the Returns have been audited or challenged, nor has the Company received any notice of challenge nor to the Company's knowledge have any of the amounts or other data included in the Returns been challenged or reviewed by any governmental authority.

                  (h) Absence of Certain Events. Since the most recent filing by the Company with the SEC, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

                      The Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. None of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement. The Company does not have any knowledge of any infringement by the Company of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

                  (i) No Liabilities. The Company does not have any material obligation or liability, contingent or otherwise, except as disclosed in its most recent 10-K and other filings with the SEC since the filing of its most recent 10-K, or as incurred in the ordinary course of business, consistent with past practices.

                  (j) Properties and Assets; Etc. (i) Except as disclosed in the Company's filings with the SEC, the Company has good and marketable title to its properties and assets shown in the Financial Statements to be owned by the Company, and has valid leasehold interests to the properties and assets shown in the Financial Statements to be leased by the Company, in each case subject to no Encumbrances.

                           (ii) There are no material contracts ("Material
                  Contracts") of the Company other than as disclosed in the Company's filings with the SEC. Each Material Contract is a legal and valid agreement binding upon the Company and, to the Company's knowledge, is in full force and effect. To the Company's knowledge, there is no material breach or default by any party thereunder.

                          (iii) The Company has and maintains adequate and
                  sufficient insurance, including liability, casualty and products liability insurance, covering risks associated with its business, properties and assets, including insurance that is customary for companies similarly situated.

                           (iv) The Company, its business and properties and
                  assets are in compliance in all material respects with all applicable laws and regulations, including without limitation, those relating to (i) health, safety and employee relations,
                  (ii) environmental matters, including the discharge of any hazardous or potentially hazardous materials into the environment and (iii) the development, commercialization and sale of pharmaceutical and biotechnology products, including all applicable regulations of the U.S. Food and Drug Administration and comparable applicable foreign regulatory authorities.

                  (k) Legal Proceedings, etc. There is no legal, administrative, arbitration or other action or proceeding or governmental or investigation pending, or to the Company's knowledge, threatened against the Company, or any director, officer or employee of the Company in their capacities as such that (i) challenges the validity or performance of this Agreement or the other Transaction Documents or
         (ii) except as disclosed in the Company's filings with the SEC could reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of or default under, any material laws, judgments, injunctions, orders or decrees known to it of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to its business, which violation or default would be required to be disclosed in the Company's filings with the SEC, other than any violation or default which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                  (l) Disclosure. The representations and warranties set forth herein and in the other Transaction Documents, when viewed collectively, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading in light of the circumstances in which they were made.

                  (m) Brokers or Finders. There have been no investment bankers, brokers or finders used by the Company in connection with the transactions contemplated by the Transaction Documents to whom EIS will have any liability in respect thereof and there are no persons or entities that are entitled to a fee or compensation in respect thereof for which EIS will have any liability.

                  (n) SEC Filings. Since February 12, 1999, the Company has timely filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements, exhibits and other documents (collectively, the "SEC Filings") required to be filed by the Company on or before the date hereof. At the time filed, the SEC Filings, including without limitation, any financial statements, exhibits and schedules included therein or documents incorporated therein by reference (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be.

                  SECTION 3. Representation and Warranties of EIS. EIS hereby represents and warrants to the Company, as of the date hereof, as follows:

                  (a) Organization. EIS is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to consummate the transactions contemplated hereby. EIS is duly qualified as a foreign corporation and in good standing to do business in each jurisdiction in which the nature of the business conducted or the property owned by it requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise), or prospects of EIS (an "EIS Material Adverse Effect").

                  (b) Authorization of Transaction Documents. EIS has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery, and performance by EIS of this Agreement and each other Transaction Document to which it is a party (including the purchase and acceptance of the Securities) have been duly authorized by all requisite corporate action by EIS and, when executed and delivered by EIS, this Agreement and each of the other Transaction Documents to which it is a party will be the valid and binding obligations of EIS enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

                  (c) No Violation. The execution, delivery and performance by EIS of this Agreement and each other Transaction Document to which it is a party (including the purchase and acceptance of the Securities) and compliance with provisions hereof and thereof by EIS will not violate conflict with or constitute or result in a breach of or default under (or an event which with notice or passage of time or both would constitute a default) or give rise to any right of termination, cancellation or acceleration under (i) the charter or bylaws of EIS,
         (ii) applicable law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to EIS or any of its properties or assets or (iii) any material contract to which EIS is a party, except, in each case, where such violation, breach, default, termination, cancellation or acceleration would not, individually or in the aggregate, have an EIS Material Adverse Effect.

                  (d) Approvals. Except for consents which may be required under the Mergers and Takeovers (Control) Acts 1978-1996 (Ireland), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other similar law and regulation, no material permit, authorization, consent, approval or order of or by, or any notification of or filing with, any person or entity (governmental or otherwise) is required in connection with the execution, delivery or performance of this Agreement by EIS or the other Transaction Documents to which it is a party.

                  (e) Investment Representations.

                            (i) EIS is sophisticated in transactions of this
                  type and capable of evaluating the merits and risks of the transactions described herein and in the other Transaction Documents to which it is a party, and has the capacity to protect its own interests. EIS has not been formed solely for the purpose of entering into the transactions described herein and therein and is acquiring the Securities (and the Underlying Shares) for investment for its own account, not as a nominee or agent, and not with the view to, or for resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect interest, beneficial or otherwise in the Securities (or the Underlying Shares); provided, however, that EIS shall be permitted to convert or exchange such Securities in accordance with their terms.

                           (ii) EIS has not and does not intend to enter into
                  any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or pledge the Securities (or the Underlying Shares).

                          (iii) EIS acknowledges its understanding that the
                  private placement and sale of the Securities (and the Underlying Shares) is exempt from registration under the Securities Act. In furtherance thereof, EIS represents and warrants that it is an "accredited investor" as that term is defined in the regulations under the Securities Act, has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to its investment in the Company.

                           (iv) EIS agrees that it shall not sell or otherwise
                  transfer any of the Securities (or the Underlying Shares) without registration under the Securities Act or pursuant to an opinion of counsel reasonably satisfactory to the Company that an exemption from registration is available, and fully understands and agrees that it must bear the total economic risk of its purchase for an indefinite period of time because, among other reasons, none of the Securities (or the Underlying Shares) have been registered under the Securities Act or under the securities laws of any applicable state or other jurisdiction and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless subsequently registered under the Securities Act and under the applicable securities laws of such states or jurisdictions or an exemption from such registration is available. EIS understands that the Company is under no obligation to register the Securities (or the Underlying Shares) on its behalf with the exception of certain registration rights with respect to certain of the Securities (and the Underlying Shares), as provided in the Company Registration Rights Agreement. EIS understands the lack of liquidity and restrictions on transfer of the Securities (and the Underlying Shares) and that this investment is suitable only for a person or entity of adequate financial means that has no need for liquidity of this investment and that can afford a total loss of its investment.

                  (f) Legal Proceedings, etc. There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or to the knowledge of EIS threatened, against EIS that challenges the validity or performance of this Agreement or the other Transaction Documents to which EIS is a party.

                  (g) Brokers or Finders. There have been no investment bankers, brokers or finders used by EIS or its affiliates in connection with the transactions contemplated by the Transaction Documents and no persons or entities are entitled to a fee or compensation in respect thereof.

                  SECTION 4. Covenants of the Parties.

                  (a) Certain Covenants. From and after the Initial Closing Date and until the earlier to occur of the exercise or expiration of the EIS Exchange Right (as such term is defined in Section 5(c) hereof), the Company shall not without the prior written consent of EIS, which consent shall not be unreasonably withheld: (i) sell, transfer, encumber, pledge or otherwise affect, in any respect, the shares of Newco Preferred Shares transferable to EIS upon exercise by EIS of the EIS Exchange Right and (ii) affect, in any respect, the Company's ability to permit EIS to exercise the EIS Exchange Right in full, as provided herein.

                  (b) Fully-diluted Stock Ownership. Notwithstanding any other provision of this Agreement, in the event that EIS shall have determined that at any time they (together with their affiliates, if applicable) hold or have the right to receive Company Common Stock (or securities or rights, options or warrants exercisable, exchangeable or convertible for or into Company Common Stock) representing in the aggregate in excess of 9.9% of the Company's outstanding "Company" Common Stock on a fully diluted basis, EIS shall have the right to elect to convert all or any part of the Securities into other preferred, non-voting securities of the Company (to be specified by EIS, but having terms no more favorable than the Securities being so converted by EIS) such that EIS and its affiliates will not directly or indirectly own more than 9.9% of the Company Common Stock for a period of at least two years from the date such election is made. In the event that EIS shall elect such conversion, EIS and its affiliates shall retain the right to transfer all or a portion of such securities (including the Company Common Stock issuable upon conversion thereof) to their respective affiliates. Each of the Company and EIS shall use commercially reasonable efforts to effect such transactions and any required subsequent conversions or adjustments to the securities position of EIS, on a quarterly basis, within 15 business days of the end of EIS's fiscal quarters. Notwithstanding anything to the contrary herein, no transaction contemplated by this Agreement or other Transaction Document shall require the Company to issue any shares of Company Common Stock if such issuance would violate any rule or regulation promulgated by the National Association of Securities Dealers, Inc., including, without limitation, issuing shares without any stockholder approval as required under Rule 4460(i). In the incidence of such an event, the parties will discuss in good faith a mutually satisfactory alternative.

                  (c) Use of Proceeds. The Company shall use the proceeds of the issuance and sale of the Series A Preferred Stock solely to meet its initial capitalization obligations to Newco as described in the JDOA and for no other purpose.

                  (d) Confidentiality; Non-Disclosure.

                  (i) Subject to clause (ii) below, from and after the date hereof, neither the Company nor EIS (nor its affiliates) shall disclose to any person or entity this Agreement or the other Transaction Documents or the contents thereof or the parties thereto, except that such parties may make such disclosure (x) to their directors, officers, employees and advisors, and potential bank creditors and investors, so long as they shall have advised such persons of the obligation of confidentiality herein and for whose breach or default the disclosing party shall be responsible or (y) as required by applicable law, rule, regulation or judicial or administrative process, provided that the disclosing party uses commercially reasonable efforts to obtain an order or ruling protecting the confidentiality of confidential information of the other party contained herein or therein and notifies the other party prior to such disclosure so that such other party may, if it chooses, seek such relief. The parties shall be entitled to seek injunctive or other equitable relief in respect of any breach or threatened breach of the foregoing covenant without the requirement of posting a bond or other collateral.

                  (ii) Without limiting the foregoing, the parties shall agree upon the text of the Company's press release in respect of the transactions, which may be released by the Company subject to the prior consent of Elan, which consent shall not be unreasonably withheld; the Company shall not make any public disclosure of such transactions or the parties hereto other than disclosure that is consistent with, and the substance of which is contained in, such release without the prior consent of Elan, which consent shall not be unreasonably withheld, and in any event, any press release that contains EIS's name or any of its affiliates' names shall require EIS's specific written consent, which consent shall not be unreasonably withheld and which consent may be granted in Elan's discretion for repetitive boilerplate disclosures periodically containing EIS's or one of its affiliates' names.

                 (iii) Notwithstanding any of the foregoing, after reasonable consultation with EIS, the Company may disclose of any facts or any documents that it considers reasonably necessary to comply with securities laws and regulations or any other applicable laws and regulations.

                  (e) Further Assurances. From and after the date hereof, each of the parties hereto agree to do or cause to be done such further acts and things and deliver or cause to be delivered to each other such additional assignments, agreements, powers and instruments, as each may reasonably require or deem advisable to carry into effect the purposes of this Agreement and the other Transaction Documents.

                  SECTION 5. Certain Rights of EIS.

                  (a) Preemptive Right. In order for EIS to maintain its pro rata interest in the Company, during the period of six (6) months from the Closing Date (which time period is consistent with or longer than preemptive rights granted by the Company to Smallcap World Fund, Inc.), EIS shall have the right to participate in any equity financing, or any financing involving securities convertible or exchangeable for equity, consummated by the Company, on the same terms and conditions (other than amount of shares to be purchased) offered to the other proposed investors in such financing, in order for EIS and its affiliates to maintain the pro rata interest in the Company which they had immediately prior to such new financing, based on the number of shares of Company Common Stock owned by EIS and its affiliates, assuming the conversion or exercise of all Securities (other than the Series A Preferred Stock) and the actual number of shares of Company Common Stock outstanding on the date such financing is consummated; provided, however, that such right shall not apply to
(i) offerings under any employee benefit plan, as defined in Rule 405 of Regulation C of the Securities Act of 1933; (ii) asset or company acquisitions paid for in stock; (iii) any joint venture or partnering arrangements with a Strategic Investor (as defined in the JDOA); (iv) a Prior Financing Commitment (as defined in paragraph (d)); or (v) an underwritten or agented public offering. Such right shall be exercised by EIS within 10 days of receipt of notice of such financing from the Company, which notice shall be provided by the Company at least 15 days prior to such financing.
                  Newco shall grant to each of EIS and Generex a pre-emptive right that will terminate upon an initial public offering by Newco, to participate in an equity, debt, warrant or convertible financing contemplated by Newco so to maintain its pro rata interest in Newco.

                  (b) Company Board of Directors. For so long as EIS or its affiliates, directly or indirectly, collectively own at least 1.0% of the issued and outstanding shares of Company Common Stock (or securities convertible, exchangeable or exercisable for or into the Company Common Stock which, with such owned Company Common Stock represents at least 5.0% ownership, assuming the exercise, conversion or exchange thereof by EIS and its affiliates but not of any other Company Common Stock equivalents), EIS shall be entitled to nominate one director (the "EIS Director") for election to the Company's board of directors. The EIS Director shall not have more than 15.0% of the votes on the Company's board of directors, irrespective of the actual number of directors thereon. In connection with the foregoing, the Company will take all necessary and/or appropriate steps to effect such appointment, such as including the designated EIS Director as part of the management recommended slate of directors presented at any regular or special meeting of the stockholders of the Company at which directors of the Company are to be elected. Prior to such election, the designated EIS Director shall be entitled to be an observer at the meetings of the Company's board of directors. EIS shall inform the Company of its nominee for director within ten (10) days after being notified of the record date for any meeting of the Company's shareholders, or of the date for any meeting of the board of directors of the Company at which the Company proposes to effect the appointment of the EIS director.

                  (c) Conversion and Exchange Rights. The Company acknowledges that the Certificate of Designations sets forth certain rights of the holders of shares of Series A Preferred Stock to convert such shares of Series A Preferred Stock into newly issued shares of Company Common Stock, or to exchange such shares of Series A Preferred Stock (or shares of Company Common Stock into which such shares of Series A Preferred Stock were converted under certain specified circumstances) for certain shares of Newco Shares (the "EIS Exchange Right"), and agrees that it will not take any action which would impair such rights other than as otherwise permitted by the provisions thereof.

                  In the event that EIS shall exercise the EIS Exchange Right, EIS shall cause to be paid to the Company, within 30 days of such exercise, an amount equal to 30.1% of the aggregate amount of the Development Funding through the date of such exercise provided to Newco (by or on behalf of the Company and EIS and their respective affiliates and subsidiaries) from and after the Initial Closing Date and prior to such exercise (plus interest on the amount so funded, from the date of the pertinent funding, at the interest rate of 10% per annum compounded semi-annually).

                  In the event of a Required Conversion (as defined in the Certificate of Designations), the Common Stock delivered upon such conversion shall have the benefit of the EIS Exchange Right identical to that with respect to the Series A Preferred Stock so converted and shall be evidenced by a security substantially in the form of Exhibit F.

                  (d) Antidilution. If the Company shall issue and sell any shares of Company Common Stock (or securities exchangeable, exercisable or convertible for or into Company Common Stock), at an effective price per share of Company Common Stock less than the purchase price per share for Company Common Stock paid at the Initial Closing (other than shares issued pursuant to outstanding options, warrants, convertible securities or contractual commitments or arrangements outstanding on the Closing Date and listed on Schedule 5(d) ("Prior Financing Commitments") and other than shares issued pursuant to an employee benefit plan as defined in Rule 405 of Regulation C of the Securities Act of 1933, as amended), then, in such event, within five business days after such subsequent issuance and sale, the Company shall issue to EIS additional shares of Company Common Stock so that EIS's weighted-average effective price per share is adjusted in accordance with the methodology set forth on Annex I. The preceding anti-dilution provisions shall terminate upon the earlier of (i) 60 days following the registration with the SEC of the shares of Company Common Stock purchased by EIS hereunder and (ii) fourteen months after the Initial Closing Date.

                  SECTION 6. Pledge of Newco Shares. In order to secure the Company's obligations pursuant to the EIS Exchange Right, the Company hereby pledges, assigns and sets over to EIS, all of the Company's right, title and interest in and to all shares of Newco Shares deliverable by the Company upon exercise of the EIS Exchange Right (including stock distributions and dividends thereon) for such period of time as the EIS Exchange Right shall be exercisable. The the Company shall cause to be delivered to EIS all of the certificates together with duly executed stock power in favor of EIS evidencing such shares, and take all other necessary, appropriate and customary actions in connection therewith reasonably requested by EIS. Upon exercise of the EIS Exchange Right, EIS shall be entitled to keep and retain such share certificates, which shall then be owned by EIS in accordance with the terms thereof. Until EIS exercises the EIS Exchange Right, the Company shall retain all rights in and to the pledged Newco Shares (including without limitation all voting, dividend, liquidation and other rights), subject only to this pledge and the JDOA.

                  SECTION 7. Survival and Indemnification. (a) Survival. For the purposes of this Section, the representations and warranties of the Company, EIS and Elan contained herein shall survive for a period of 24 months from and after the date hereof.

                  (b) Indemnification. In addition to all rights and remedies available to the parties hereto at law or in equity, the Company (in such capacity, "Indemnifying Party") shall indemnify EIS, its stockholders, officers, directors and assigns, its affiliates, and its affiliates' stockholders, officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Indemnified Person"), and save and hold each Indemnified Person harmless from and against and pay on behalf of or reimburse each such Indemnified Person, as and when incurred, for any and all loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses"), whether or not such Losses arise from the claims of any third party or are directly incurred by the Indemnified Person, that any such Indemnified Person may suffer, sustain incur or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

                    (i) any misrepresentation or breach of warranty on the part of the Indemnifying Party in the case of the Company under Section 2 of this Agreement or in the case of EIS under Section 3 of this Agreement or any of the other Transaction Documents (as limited thereby) (it being understood that the Company shall not be responsible for any such misrepresentation or breach of warranty by Newco); or

                   (ii) any nonfulfillment, default or breach of any covenant or agreement on the part of the Indemnifying Party under Section 4 of this Agreement.

                  (c) Maximum Recovery. Notwithstanding anything in this Agreement to the contrary, in no event shall the Indemnifying Parties be liable for indemnification under this Section 7 in an amount in excess of the aggregate of the purchase price paid for the Shares and the Warrant. No Indemnified Person shall assert any such claim unless Losses in respect thereof incurred by any Indemnified Person, when aggregated with all previous Losses hereunder, equal or exceed [ ** ] , but at such time that an Indemnified Person is entitled to assert a claim, such claim shall include all Losses covered by this Section 7.

                  (d) Exception. Notwithstanding the foregoing, upon judicial determination that is final and no longer appealable, that the act or omission giving rise to the indemnification set forth above resulted primarily out of or was based primarily upon the Indemnified Person's negligence (unless such Indemnified Person's negligence was based upon the Indemnified Person's reliance in good faith upon any of the representations, warranties, covenants or promises made by the Indemnifying Party herein) the Indemnifying Party shall not be responsible for any Losses sought to be indemnified in connection therewith, and the Indemnifying Party shall be entitled to recover from the Indemnified Person all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses (including reasonable attorneys fees) of the Indemnifying Party reasonably incurred in connection with the Indemnified

Persons claim for indemnity, together with interest at the rate per annum publicly announced by Morgan Guaranty Trust Company as its prime rate from the time of payment of such amounts to the Indemnified Person until repayment to the Indemnifying Party.

                  (e) Investigation. All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, irrespective of any investigation, inquiry or examination made for or on behalf of, or any knowledge of the Indemnified Person or the acceptance of any certificate or opinion, except where the Indemnified Person has acknowledged in writing knowledge of any fact prior to Closing.

                  (f) Contribution. If the indemnity provided for in this
Section 7 shall be, in whole or in part, unavailable to any Indemnified Person, due to Section 7(b) being declared unenforceable by a court of competent jurisdiction based upon reasons of public policy, so that Section 7(b) shall be insufficient to hold each such Indemnified Person harmless from Losses which would otherwise be indemnified hereunder, then the Indemnifying Party and the Indemnified Person shall each contribute to the amount paid or payable for such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Person on the other, but also the relative fault of the Indemnifying Party and be in addition to any liability that the Indemnifying Party may otherwise have. The indemnity, contribution and expense reimbursement obligations that the Indemnifying Party has under this Section 7 shall survive the expiration of the Transaction Documents. The parties hereto further agree that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Person is a party to any lawsuit, claims or other proceedings brought by a third party or any Loss is incurred directly by the Indemnified Person.

                  (g) Limitation. This Section 7 is not intended to limit the rights or remedies otherwise available to any party hereto with respect to this Agreement or the Transaction Documents.

                  SECTION 8. Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally or hand delivered or if sent by an internationally-recognized overnight delivery courier or by registered or certified mail, return receipt requested and postage prepaid, or by facsimile transmission addressed as follows:

                  (i)      if to the Company, to:

                           Generex Biotechnology Corporation
                           33 Harbour Sq.
                           Suite 202
                           Toronto, Ontario, Canada  M5J 2G2
                           Attention:  Chief Executive Officer
                           Facsimile:

                           with a copy to:

                           Eckert Seamans Cherin & Mellott LLC
                           1515 Market Street
                           9th Floor
                           Philadelphia, PA  19102
                           Attention:  John G. Chou
                           Facsimile:  (215) 851-8383

                  (ii)     If to EIS, to:

                           Elan International Services, Ltd.
                           102 St. James Court
                           Flatts, Smiths Parish
                           Bermuda FL 04
                           Attention:  Chief Executive Officer
                           Facsimile:  (441) 292-2224

                  with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, NY  10005
                           Attention:  William M. Hartnett
                           Facsimile:  (212) 269-5420

or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with provisions of this Section 8. Any such notice or communication shall be deemed to have been effectively given (i) in the case of personal or hand delivery, on the date of such delivery, (ii) in the case of an internationally-recognized overnight delivery courier, on the second business day after the date when sent, (iii) in the case of mailing, on the fifth business day following that day on which the piece of mail containing such communication is posted and (iv) in the case of facsimile transmission, the date of telephone confirmation of receipt.

                  SECTION 9. Entire Agreement. This Agreement and the other Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties with respect thereto.

                  SECTION 10. Amendments and Waiver. This Agreement may not be modified or amended, or any of the provisions hereof waived, except by written agreement of the Company and EIS dated after the date hereof.

                  SECTION 11. Counterparts and Facsimile. The Transaction Documents may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. Each of the Transaction Documents may be signed and delivered to the other party by facsimile transmission; such transmission shall be deemed a valid signature.

                  SECTION 12. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement.

                  SECTION 13. Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws. Any dispute under the Transaction Documents that is not settled by mutual consent shall be finally adjudicated by any federal or state court sitting in the City, County and State of New York, and each party consents to the exclusive jurisdiction of such courts (or any appellate court therefrom) over any such dispute.

                  SECTION 14. Expenses. Each of the parties shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated hereby and by the other Transaction Documents.

                  SECTION 15. Exhibits and Schedules. The exhibits to and schedules delivered by or on behalf of any party in connection with this Agreement are an integral part of this Agreement, and any statements contained in such schedules shall be deemed to be representations and warranties under this Agreement.

                  SECTION 16. Assignments and Transfers. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. All or any part of this Agreement, the Securities and the Underlying Shares may be assigned or transferred by EIS and its permitted assigns and transferees to their respective affiliates and subsidiaries, as well as any special purpose financing or similar vehicle established by EIS. Other than as set forth above, no party shall assign or transfer all or any part of this Agreement, the Securities and the Underlying Shares, or any interest therein, without the prior written consent of the other party.

                  SECTION 17. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

                            [Signature page follows]

                  IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

                              GENEREX BIOTECHNOLOGY
                                   CORPORATION


                              By:   /s/ E. Mark Perri
                                    --------------------------------------------
                                    Name:  E. Mark Perri
                                    Title: Chairman


                              ELAN INTERNATIONAL SERVICES, LTD.


                              By:   /s/ Kevin Insley
                                    --------------------------------------------
                                    Name:  Kevin Insley
                                    Title: President and Chief Financial Officer

                                                                         Annex I

        Method of Calculating "Weighted Average" Anti-Dilution Provisions
        -----------------------------------------------------------------

Upon issuance of shares of Generex Common Stock at a price below EIS' purchase price, after giving effect to any prior adjustment hereunder, the "weighted average" price per share of Generex Common Stock shall be determined as follows:

         C' =     CO + PN
                  -------
                  O+N

Where:

C'= The new effective price per share
C = The old effective price per share
O = The number of shares of Generex Common Stock outstanding prior to the new issuance (including all shares issuable in connection with options, warrants, and other convertible securities that are exercisable within 60 days of this calculation)
P = The price per share of Generex Common Stock sold in new issuance
N = The number of shares of Generex Common Stock sold in the new issuance

The number of additional shares to be issued to EIS following the determination of the new effective price per share is as follows:

         S'=      A -      S
                  -
                  C'

Where:

S'= The number of additional shares to be issued to EIS
S = The number of shares initially issued to EIS (as adjusted mechanically for any stock splits or similar transactions subsequent to the issuance of the shares to EIS)
A = The dollar amount of the initial investment by EIS